EXHIBIT 5.1





April 21, 2006

Enzo Biochem, Inc.
60 Executive Boulevard
Farmingdale, New York 11735

Ladies and Gentlemen:

         We have assisted in the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-123712) (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), relating to an aggregate of 1,000,000 shares (the "SHARES") of the common stock, par value $0.01 per share ("COMMON STOCK"), of Enzo Biochem, Inc., a New York corporation (the "COMPANY"), issuable under the Enzo Biochem, Inc. 2005 Equity Compensation Incentive Plan (the "2005 PLAN").

         In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the "DOCUMENTS"):

         (i) the Company's Certificate of Incorporation as amended through the date hereof;

         (ii)     the Company's By-laws, as amended through the date hereof;

         (iii) resolutions of the board of directors and stockholders of the Company;

         (iv)     the Registration Statement and schedules and exhibits thereto;

         (v)      the Plans;

         (vi)     a specimen stock certificate evidencing the Common Stock; and

         (vii) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

         In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

         Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the Plans, will be validly issued, fully paid and non-assessable.

         The opinions expressed above are limited to the New York Business Corporation Law which includes the statutory provisions thereof as well as all applicable provisions of the Constitution of the State of New York and reported judicial decisions interpreting these laws. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

         A shareholder of our firm holds options to acquire an aggregate of 55,254 shares of Common Stock of the Company.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.


                           Very truly yours,

                           /s/ Greenberg Traurig, LLP

                           GREENBERG TRAURIG, LLP